CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 30, 2002, relating to the financial statements and financial highlights which appears in the September 30, 2002 Annual Reports to Shareholders of FMI Focus Fund and FMI Large Cap Fund (both series of FMI Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, WI
January 17, 2003